EXHIBIT 99.1

FIBERSTARS ANNOUNCES A NEW COLLABORATIVE RELATIONSHIP
WITH ADVANCED LIGHTING TECHNOLOGIES

FREMONT, Calif., September 22, 2005—Fiberstars, Inc. (Nasdaq: FBST) announced today that it has entered into various agreements to expand its strategic relationship with Advanced Lighting Technologies, Inc. (ADLT).

Under the agreements, Fiberstars will leverage ADLT’s technology and technical capabilities to help expand its offering of EFO®, Fiberstars’ energy efficient lighting system, in the commercial lighting market.  ADLT will leverage Fiberstars technology and technical capabilities to develop new metal halide lamp products.

Key elements of the agreements with ADLT are:

•                  Development agreements, according to which each company will develop technology for the other. Fiberstars expects ADLT to develop new lamps for the EFO system, and ADLT expects Fiberstars to adapt its patented CPC optic technology to certain ADLT products.

•                  A cross-license agreement, whereby both companies share intellectual property, both existing and as developed through their collaboration, with Fiberstars having a right to use ADLT technologies in fiber optic applications, and ADLT having the right to use Fiberstars technologies in non-fiber optic applications, including civilian transportation, television and video projector applications.

•                  A mutual supply agreement, according to which ADLT will continue to supply Fiberstars certain components for the EFO system on a cost-effective basis, and Fiberstars will continue to supply certain products to ADLT on a cost-effective basis.

•                  An agreement for Fiberstars to purchase from DSI, an ADLT subsidiary, an advanced thin film coating machine, and for DSI to operate the machine for Fiberstars to provide reflective coatings for CPCs and other critical EFO components.

These agreements will not be effective until the satisfaction of certain conditions.  Fiberstars anticipates these conditions will be fulfilled in the fourth quarter.

Wayne Hellman, ADLT’s CEO, said, “We are pleased that Fiberstars has chosen ADLT’s formed body arc source technology as the ‘light engine’ for its EFO illuminators.  We believe metal halide light sources are a compelling choice when you need the combination of energy efficiency and pure white light.  We look forward to working with Fiberstars on new ADLT products using Fiberstars CPC technology as well as helping Fiberstars expand its EFO light source offerings.”

John Davenport, Fiberstars’ CEO, commented, “I’m happy that we are forging an even stronger strategic relationship with ADLT.  We’ve experienced considerable R&D synergy with our joint efforts on the DARPA HEDLight project as well in developing new EFO products, in particular Fiberstars’ new daylight color system.  I’m looking forward to a continuing productive relationship.”

About Fiberstars

Fiberstars designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets.  Fiberstars’ EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company’s headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone: 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release, including, but not limited to, statements regarding the opportunities for EFO, the anticipated benefits of the agreements with ADLT, and Fiberstars’ opportunities in the market for commercial lighting applications, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those discussed in these forward-looking statements.  These risks and uncertainties include, but are not limited to, the success of the Company’s EFO lighting system, the success of the collaborative relationship with ADLT, the Company’s ability to successfully implement its business strategy, the possibility that the conditions underlying the ADLT agreements will not be fulfilled, the Company’s ability to compete, the Company’s ability to successfully develop and market new products in a timely manner, if at all, and the effect of general economic conditions. For  information about potential factors which could affect Fiberstars’ financial results, please refer to Fiberstars’ SEC reports, including its Registration Statement on Form S-3, filed September 19, 2005, and its quarterly report on Form 10-Q for the quarter ended June 30, 2005.  These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.